EXHIBIT 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 11:00 AM 09/26/2023

FILED 11:00 AM 09/26/2023

SR 20233578158 – File Number 6142174

CERTIFICATE OF AMENDMENT

TO THE

 CERTIFICATE OF INCORPORATION

OF

METRO ONE TELECOMMUNICATIONS, INC.

_______________________________________________

METRO ONE TELECOMMUNICATIONS, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of the corporation is: Metro One Telecommunications, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 4, 2021 (the “Certificate of Incorporation”).

2. This amendment to the Certificate of Incorporation effected by this Certificate of Amendment is to reflect a reverse stock split, with a ratio of 1-for-75, of the Corporation’s Common Stock, par value $0.0001 per share, so that each seventy-five (75) issued and outstanding shares or treasury shares of the Corporation’s Common Stock will become one (1) issued and outstanding share or treasury share of the Corporation’s Common Stock.

3. Pursuant to Section 242 of the DGCL, to accomplish the foregoing amendment, this Certificate of Amendment to the Certificate of Incorporation amends and restates Section “4.1 Authorized Capital Stock.” of Article IV of the Certificate of Incorporation to read in its entirety as follows:

“4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is Thirty-Five Million (35,000,000) shares, consisting of Thirty-Five Million (35,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

Simultaneously with this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each seventy-five (75) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof (the “Reverse Split”), be combined and converted into one (1) share of post-Reverse Split Common Stock (the “New Common Stock”). The Corporation shall round up any fractional shares of New Common Stock, on account of the Reverse Split, to the nearest whole share of Common Stock. In addition, any holder of Common Stock holding less than 100 shares of Common Stock after the Effective Time shall have its shares rounded up to a total of 100 shares of Common Stock.

1

Each stock certificate that immediately prior to the Effective Time represented shares of the Old Common Stock shall, from and after the Effective Time, be exchanged for a stock certificate that represents that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that the Reverse Split will occur without any further action on the part of the stockholders and without regard to the date or dates on which certificates formerly representing shares of Old Common Stock are physically surrendered. Upon the consummation of the Reverse Split, each certificate formerly representing shares of Old Common Stock, until surrendered and exchanged for a certificate representing shares of New Common Stock will be deemed for all corporate purposes to evidence ownership of the resulting number of shares of New Common Stock.”

4. The amendments of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment were duly authorized by the Board of Directors of the Corporation and the stockholders holding a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon by written consent in accordance with the provisions of Sections 242 and 228 of the DGCL.

5. The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on September 27, 2023.

2

IN WITNESS WHEREOF, Metro One Telecommunications, Inc. has caused this Certificate of Amendment to be signed by Elchanan Maoz, its Chief Executive Officer, this 26th day of September 2023.

METRO ONE TELECOMMUNICATIONS, INC.

By:	/s/ Elchanan Maoz
Name:	Elchanan Maoz
Title:	Chief Executive Officer

3